Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

    and Stockholders

HQ Sustainable Maritime Industries, Inc.

    and Subsidiaries

Seattle, WA

We consent to the use in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form S-3 of our report dated March 19, 2007, on the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the consolidated statements of operations and their consolidated cash flows for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Rotenberg & Co. LLP

Rotenberg & Co., LLP

Rochester, New York

August 21, 2007